Shareholder meeting

The Fund held its Annual Meeting of Shareholders on January 22, 2010. The following action was taken by the shareholders:

Proposal: Election of four (4) Trustees to serve for a three-year term ending at the Annual Meeting of Shareholders in 2013. The votes cast with respect to each Trustee are set forth below.

                                                                                             WITHHELD

                                             FOR                                        AUTHORITY

James R. Boyle                      27,195,417                              905,078

Deborah C. Jackson              27,137,086                              963,409

Patti McGill Peterson             27,153,137                              947,358

Steven R. Pruchansky            27,188,069                              912,426

The following seven Trustees of the Fund were not up for election and remain in office: James F. Carlin, William H. Cunningham, Charles L. Ladner, Stanley Martin, John A. Moore, Gregory A. Russo, and John G. Vrysen.